Exhibit 3.2

WHITESTONE REIT

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Articles of Amendment and Restatement (the “Declaration of Trust”) of Whitestone REIT, a Maryland real estate investment trust (the “Trust”), are hereby amended to decrease the par value of the Class A common shares of beneficial interest of the Trust issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.003 per share to $0.001 per share.

SECOND: The amendment to the Declaration of Trust as set forth above has been duly approved by at least a majority of the entire Board of Trustees as required by law. The amendment set forth herein is made without action by the shareholders of the Trust, pursuant to Section 8-501(e)(2) of the Maryland REIT Law.

THIRD: There has been no increase in the authorized shares of beneficial interest of the Trust effected by the amendment to the Declaration of Trust as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 23rd day of August, 2010.

ATTEST:		WHITESTONE REIT

By:	/s/ John J. Dee	By:	/s/ James C. Mastandrea	(SEAL)
	Name: John J. Dee	Name:	James C. Mastandrea
	Title: Secretary	Title:	Chairman and Chief Executive Officer